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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                 FORM 8-K


                         CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

              Date of Report (Date of earliest event reported):
                            February 13, 2008
                            -----------------

                       WESTAMERICA BANCORPORATION
                       --------------------------
          (Exact Name of Registrant as Specified in Its Charter)

                                CALIFORNIA
                                ----------
              (State or Other Jurisdiction of Incorporation)


                001-9383                       94-2156203
                --------                       ----------
        (Commission File Number)    (IRS Employer Identification No.)


         1108 Fifth Avenue, San Rafael, California          94901
         ----------------------------------------------------------
          (Address of Principal Executive Offices)        (Zip Code)


                               (707) 863-6000
                               --------------
            (Registrant's Telephone Number, Including Area Code)


   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))


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Item 8.01:  Other Events
------------------------

On February 11, 2008 David Payne, the Chairman, President and CEO of Westamerica Bancorporation, made a presentation at the Sterne Agee Bank & Thrift Symposium. Attached is a summary of Mr. Payne's comments.


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                              Signatures

Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westamerica Bancorporation

/s/    JOHN "ROBERT" THORSON
-------------------------------------------------
John "Robert" Thorson
Senior Vice President and Chief Financial Officer
February 13, 2008


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The following is a summary of Chairman, President & CEO David Payne's February
11, 2008 comments at the Sterne Agee 2008 Bank & Thrift Symposium.

Good afternoon. For those of you unfamiliar with Westamerica Bancorporation, we are a $4.6 billion asset bank operating in Northern and Central California through 86 branch locations. Our Northern California presence includes counties around the San Francisco Bay, although we do not have operations in the San Jose area otherwise known as Silicon Valley. From the Bay, our branches are located north through Marin and Sonoma Counties, including Napa County. We expand east through Sacramento and then south through California's Central Valley. Our southern-most branch is in Bakersfield, which is well north of the Los Angeles Basin. We have no operations in Los Angeles or San Diego, what is commonly referred to as Southern California.

Regarding our financial performance, our 2007 results, without one-time items, were 1.95% return on assets, 22.3% return on equity and 40.6% efficiency ratio. These results would be considered relatively high in the banking industry. Our earning per share has grown at an 8% compound annual growth rate over the last 10 years. Our return on assets has consistently been above that of our peers, as well as our return on equity. Our dividends per share have grown at a 15% compound annual growth rate over the last 10 years; and we are recognized as having one of the highest dividend growth rates for all U.S. publicly traded companies.

Let me describe our basic business strategy. Our basic customer is a small business with total loans of about $300 or $350 thousand and checking and money market deposits of up to $500 thousand. The loans will generally be traditional lines of credit and term loans, as well as a commercial real estate loan if the customer owns the building in which they operate the business. We service our customers through relationship officers. Each officer represents our full product line to our customers. We believe this strategy gives us a clean composition of loans and deposits on our balance sheet. A low cost of funds derived from the demand deposits, and relatively low credit risk due to diversification across borrowers and industries. The quality of our balance sheet delivers quality earnings.

We strive to gain a meaningful market share in each of the 21 counties in which we operate. We feel strong market share builds our franchise value. Our market share position in some of the counties in which we operate: Lake 1st, Marin 2nd, Napa, Solano and Fresno 3rd, and Sacramento and Sonoma 4th. We define market share as the share of business demand deposits, which is consistent with our business strategy.


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Now let me describe our balance sheet. First, our loan portfolio. This is probably an area of interest to most of you. Our loan portfolio is well diversified. We have 21% in commercial loans, which are traditional prime-based lines of credit and term loans financing equipment, receivables and inventory. These loans average about $250 to $300 thousand, and are spread across many industries including light manufacturing, services, and distribution. We have 35% of our loan portfolio in commercial real estate. Most of these loans are owner-occupied, meaning over 50% of the square footage is used by our customer to operate their primary business. We underwrite these loans up to a 70 percent loan to value ratio, generally with a 1.25 to 1 debt service coverage ratio. We do have a small construction component representing 4% of our loans. We do have some residential real estate projects in the construction loans that we are watching very carefully. We do not finance large tracts, and only commit to small phases of construction at any given time. So far, the loans are performing well. We have always required personal guarantees from the borrowers. But it is an area we are watching given the current real estate operating environment. We have 19% of the loan portfolio in traditional adjustable rate mortgages. These are generally 3/1 and 5/1 product, which are fixed rate for the first 3 or 5 years, then convert to adjustable rates for the duration of the loans. We have held firm to well documented underwriting practices and maintained loan to value ratios of 80% or lower. The last piece is our consumer portfolio at 21%, representing primarily indirect auto loans. We feel this is high quality paper, 94% of which had FICO scores of over 700 at origination. We gave up some yield to get such high-quality paper. Delinquencies, 30 days or more, were only 61 basis points at year-end 2007.

Our non-performing assets are low relative to the industry, with Westamerica well below the industry over the last 7 years. And loan charge-off rates have been consistently below the industry.

Now let me talk about our funding mix. We have 31% of our funding coming from non-interest bearing demand deposits. We also have 33% represented by savings and money market accounts, another low-cost source of funding. These low-cost funding sources generate a very low-cost funding base. Our cost of funds was 1.58% in the fourth quarter of 2007. Certificates of deposit represent only 18% of funding, and none of the CDs are brokered CDs. Finally, customer sweep accounts comprise 4% and purchased funds at 14%. Our cost of funds has remained below the industry average consistently over the last eight years.

So we feel we have a low-risk, profitable balance sheet. The low-cost demand deposits, money market and savings deposits represent 64% of our funding base, which funds the entire loan portfolio, which represents 61% of our earning assets. Our investment portfolio has two general components. Longer-dated municipal securities, which are purchased for yield, and then shorter duration securities for liquidity, which had a 2.0 year duration at year-end.

We have also focused on improving our fee income over the years to reduce our reliance on spread revenue. Our fees are now generating over 20% of our total revenues. In 2007 we experienced solid growth in our deposit-based fees, merchant credit card processing fees, and debit card fees. We would hope to build our fees to 25% of revenues, but recognize that our current margin expansion will be expanding our spread-based revenues.


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One thing we are known for is our efficiency. Cost containment is a part of the
Westamerica culture. We tend to invest our available resources in our people and technology. We have made significant technology upgrades over the last several years, including upgrades to our imaging capabilities last year. The delivery of our products and services has become much more technology based than reliant on delivery through branches. So, we do not invest heavily in branch facilities.
We have maintained much more efficient operations than our competitors over the years.

Let me describe the distribution of our revenues to operating expenses and taxes, and to net income. Due to our efficiencies, Westamerica is delivering 37% of our revenues to the bottom line while the banking industry is at 24% of revenues.

Now let me turn to the current operating environment. We feel we have relatively solid credit quality in the current environment. Westamerica has always maintained generally conservative loan underwriting practices. Now, that strategy cost us some loan growth, but we feel well positioned from a credit risk perspective as we move forward. Our balance sheet is currently liability sensitive. Our margin will rise as short-term rates decline due to the Federal Reserve reducing the fed funds target rate. And we have significant liquidity from our investment portfolio, about $230 million over 2008. This puts us in a position to not be reliant on deposit growth to fund any quality loan growth opportunities.

So what tactics are we deploying in this environment? First, we are preparing for the next turn in interest rates. To do so, we are focusing on building non-interest bearing demand deposits and prime-based commercial lines of credit. These are the products we have our sales force focused on. About one year ago, we felt we could improve our loan yields as many commercial real estate and residential real estate loans would experience interest rate re-sets at higher rates. But the recent decline in treasury rates has probably taken much of that anticipated loan yield improvement off the table. However, we are benefiting from a lower-cost of funds due to the recent decline in short-term rates. Our low cost deposits are currently 64% of our funding base. We would like to build that base to prepare for the next phase of the cycle when interest rates are rising.

We would also like to make accretive acquisitions in this environment. When we look at acquisitions, we look for those which will benefit our shareholders through increases in our earnings per share. We like to demonstrate EPS expansion no more than two quarters following an acquisition, and we have often done it in the quarter immediately following the acquisition. Our acquisition targets must have a strategic fit with our small business, commercial banking orientation, and must help us gain meaningful market share in the counties in which we operate. This means it is more likely that our acquisition targets will be in existing or contiguous markets to those we currently operate in.


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Let me tell you how we evaluate acquisitions. First, we want to pay for the recurring operating earnings stream delivered by the acquisition. We do not give much value to one-time revenue or expense items. Second, we make realistic customer retention assumptions. We expect a small portion of the customer base to run-off following an acquisition. We have had great success retaining business after acquisitions. But to be realistic, we need to acknowledge that there is some element of customer defection. Finally, we plan for rapid integration of systems and processes to minimize any disruption on customers. We often change the signage on acquired branches and effect systems conversions over one weekend shortly after the effective date of the merger.

Our acquisition history since 1992 includes nine banks acquired, asset growth of 348%, earnings per share growth of 411% and dividend growth of 866%.

So in summary, our keys to success include: a focus on improving shareholder value, maintaining and building a quality balance sheet, maintaining a low-risk profile, generating low-cost deposits to maintain a low-cost of funds, being cost efficient without compromising the quality of our products and services, building our fee income revenues, and accretive acquisitions.

Some basic shareholder information: over the last 11 years we have generated 8% EPS growth and 15% dividend growth, we have approximately 250 institutional shareholders and have average daily trading volume of approximately 340,000 shares.

Thank you.


FORWARD-LOOKING INFORMATION:
   The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
   This presentation (including information incorporated by reference in this presentation) may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."
   Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's most recent annual and quarterly reports filed with the Securities and Exchange Commission, including the Company's Form 10-Q for the quarter ended September 30, 2007 and Form 10-K for the year ended December 31, 2006, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Sarbanes-Oxley Act of 2002 and the Gramm-Leach-Bliley Act of 1999, and mergers and acquisitions.
   Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.